Exhibit 10.21

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

SUPPLY AGREEMENT

This Supply Agreement (“this Agreement”), effective as of September 15th, 1999 (the “Effective Date”) is entered into by SCOTT MEDICAL PRODUCTS, INC.  (“Scott”), located at 6141 Easton Road, Plumsteadville, Pennsylvania 18949-0310, and AGA AB (“AGA”), located at 181 81 Lidingö, Sweden (Scott and AGA to be collectively referred to herein as the “Parties”).

RECITALS

A.                                   AGA has a proprietary position for the world-wide use of a pharmaceutical product and related delivery/monitoring system associated with the therapeutic use of nitric oxide by inhalation (“INOtherapy™”) and, in addition, owns certain related trademarks including INOcal™.  AGA acquired INOtherapy™ through its acquisition of INO Holdings, Inc., and INO Holdings, Inc. had previously acquired INOtherapy™ from The BOC Group, Inc.  (“BOC”).

B.                                     Safe practice of INOtherapy™ and safe operation of approved delivery systems requires the use of calibration gases.

C.                                     Scott previously entered into an agreement with BOC dated February 6th, 1997 concerning calibration gases (the “BOC Agreement”), pursuant to which BOC provided capital and know-how and Scott provided proprietary information and know-how to develop certain calibration gases.  Scott now manufactures calibration gases in commercial quantities exclusively for AGA in the US and Canada.

D.                                    AGA, as the successor-in-interest to BOC, and Scott desire to enter into this Agreement whereby Scott will supply all of AGA’s needs for these calibration gases packaged in non-refillable containers (as more specifically described in Exhibit A hereto, the “Products”) on a world-wide basis, and further desire that this Agreement replace and supersede the BOC Agreement in all respects.

THEREFORE, in consideration of the mutual promises contained in the following provisions, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms have these definitions:

1.1                                 “Confidential Information” shall mean information of a confidential and proprietary nature, including but not limited to techniques, designs, drawings, data, processes, inventions, concepts, substances, specifications, developments, equipment, protocols, sales and customer information, plans, trade secrets, and business and financial information, relating to the research, products, practices, and businesses of the Party owning such Confidential Information.

1.2                                 “AGA” shall mean collectively AGA AB and all its Affiliates (as an “Affiliate” is defined in Article 1.4 below), unless otherwise indicated.

1.3                                 “Scott” shall mean collectively Scott Medical Products, Inc.  and all its Affiliates, unless otherwise stated.

1.4                                 “Affiliate” shall mean an entity which directly or indirectly controls, is controlled by or is under common control with a Party (control, in the case of corporate entities meaning ownership of at least fifty percent (50%) of the shares entitled to vote for the election of directors; and, in the case of non-corporate entities, ownership of at least fifty (50%) of the equity).

1.5                                 “Drug Substance” shall mean highly purified, pharmaceutical grade nitric oxide.

1.6                                 “Product Specifications” shall mean the technical description of the Products as set forth in the Exhibits attached hereto and incorporated herein.

1.7                                 “Drug Substance Specifications” shall mean the technical description of the Drug Substance as set forth in the Exhibits attached hereto and incorporated herein.

ARTICLE 2 - SUPPLY OF PRODUCTS

2.1                                 General: Scott shall supply the Products to AGA in accordance with AGA’s written purchase orders and the terms and conditions of this Agreement.

2.2                                 Estimated Purchases: AGA will provide Scott at the beginning of each month with a rolling [**] month forecast of its requirements for the Products, such forecasts to be considered good-faith estimates only, for planning purposes, and not to be considered as guarantees of the volumes or timing of such requirements; provided that the first [**] months of such rolling forecast shall constitute a firm commitment unless modified by the parties by subsequent written agreement Scott’s and AGA’s cooperative efforts in this regard will be directed towards developing a plan for these forecasts that will fairly balance Scott’s need for reliable planning concerning its manufacture of the Products and AGA’s need for flexibility concerning its ordering of the Products.

2.3                                 Exclusivity: Scott shall be AGA’s exclusive world-wide supplier of the Products and AGA shall be Scott’s exclusive purchaser of any INOtherapy™ related calibration gases including the Products.  If Scott is unable to meet the required demand for the Products for [**]consecutive calendar months, notwithstanding Scott’s exercise of contingency planning as described in Article 2.21 below, then AGA may purchase such additional quantities of Products from a third party as are necessary to meet its requirements; provided, however, that AGA will continue to purchase all of its requirements of the Products once Scott has demonstrated that it once again has the ability to supply AGA with the amount of the Products needed on a consistent and reliable basis.  In addition, during the term of this Agreement, Scott shall not use, sell, or otherwise dispose of the Products to any party other than AGA or its designate.

2.4                                 Manufacturing:  All the Products shall be manufactured in compliance with or pursuant to: (a) all applicable CGMP procedures; (b) all other applicable FDA or equivalent international agency regulations or requirements; and (c) all other applicable national/federal, state, and local laws and regulations.

2.5                                 Price: The prices for the Products shall be as set forth in the Exhibits attached hereto and made a part hereof.  Such prices shall remain firm for one (1) year after the Effective Date.  Thereafter, these prices shall be subject to adjustment annually on the anniversaries of such Effective Date, upon the good-faith negotiation and agreement of both Parties.  In the event that the Parties cannot agree on a price adjustment within six (6) months following an anniversary date, the price shall be adjusted, effective as of that anniversary date, by the percentage change in the US Manufacturing Pricing Index, whether it be up or down, from the previous year and, in no event (except as provided in the next sentence), shall the price change by more than [**] percent ([**]%) in any given twelve (12) month period.  In the event that Scott can prove to AGA that raw material costs have changed in any twelve (12) month period by more than [**] percent ([**]%), then the Parties agree to adjust the price so as to reflect the equal sharing of the additional costs by the Parties.

2.6                                 AGA Purchase Orders: A specific commitment to purchase the Products will be established by AGA’s issuance of a purchase order against this Agreement.  All AGA purchase orders shall be deemed to incorporate the pricing, delivery, specification, and other terms and conditions contained herein.  None of the terms and conditions set forth on any purchase order or order form, invoice or like document shall change or modify the provisions of this Agreement, unless mutually agreed in writing by the Parties.  Each purchase order shall be considered firm, and shall not be subject to change or cancellation without Scott’s written consent and will be subject to Scott’s normal cancellation fees.  A purchase order shall be deemed to have been issued on the date that it bears if it is received by Scott no later than the fourth business day following that date; if it is received later than the fourth business day, it shall be considered to have been issued when received by Scott.

2.7                                 Payment: AGA’s payment for all orders of the Products shall be due net [**] days after AGA’s receipt of invoice and confirmation of corresponding shipment from Scott.

2.8                                 Shipment: Scott shall ship each order of the Products to the destination specified in AGA’s purchase order.  All shipments will be F.O.B. Plumsteadville, PA.  AGA may specify in its purchase order the common carrier to be used.  If AGA fails to specify a qualified common carrier, Scott shall select the common carrier.

2.9                                 Risk of Loss: Title and all risk of loss of or damage to the Products (other than loss or damage resulting from the acts or omissions of Scott, including without limitation acts or omissions in packing the Products) will pass to AGA, or to such financing institution or other party or parties as may have been designated to Scott by AGA, upon delivery by Scott to a mutually agreed upon carrier in accordance with Article 2.8 above.

2.10                           Partial Delivery:  With AGA’s prior written consent, Scott may make partial shipment of AGA’s orders, to be separately invoiced and paid for when due with any additional shipment costs incurred by AGA over and above those that would have resulted from a single shipment being credited in full by Scott.

2.11                           Delivery Schedule and Delays: Scott will fill AGA’s purchase orders for the Products, provided that said purchase orders are reasonably consistent with the forecasts provided in accordance with Article 2.2 above.

2.12                           Sales and Use Tax: AGA shall pay any and all applicable sales or use taxes or any other assessment levied upon the sale, transportation, delivery, use or consumption of the

Products in connection with any order of the Products, except those based upon or otherwise measured by Scott’s income.  In the event that AGA is exempt from applicable sales taxes, AGA will provide to Scott a copy of the exemption certificate.

2.13                           Certificate of Analysis: Scott shall provide a certificate of compliance for each lot produced for each item of the Products indicating that the material has been produced and tested in accordance with the Product Specifications and manufacturing requirements as set out in Article 2.4 above.  Scott agrees to provide AGA (upon request) final acceptance and in-process test data to indicate that the processes used to produce the Products were under control for each lot/batch supplied.

2.14                           Acceptance of the Products by AGA: AGA shall perform and complete its receiving and quality assurance tests and inspections for the Products shipped under this Agreement no later than [**] days following delivery of the Products.  Except as otherwise provided in Article 2.15 below, AGA shall be conclusively deemed to have accepted such units of the Products unless it gives written notice of rejection of any such units to Scott within such [**] day period.  Scott shall be deemed to have authorized the return of the rejected Products if it fails to deny such return authorization within [**] days of receiving AGA’s notice of rejection.  All shipping charges on authorized returns shall be borne by Scott.  AGA’s acceptance of the Products shall in no way relieve Scott of its obligations and/or warranties hereunder.

2.15                           Remedies for Failure to Comply with Product Specifications: Notwithstanding the provisions of Article 2.14 above, should AGA or a customer of AGA find that any Product fails to conform with the specifications within the Product Warranty Period and provided that AGA gives written notice failure thereof to Scott within [**] days following discovery of the failure, Scott shall replace such nonconforming Product or refund the purchase price thereof within [**] days after receipt of such notice.  Scott will further refund any documented freight or other related costs associated with the return of the nonconforming Product.

2.16                           Regulatory Recall: As between the Parties hereto, only AGA may initiate a recall action.  In the event of a recall, withdrawal, or field correction of the Products because Scott supplied Products that did not conform to the Product Specifications and/or warranties in this Agreement, AGA will notify Scott and provide Scott a copy of its recall letter prior to initiation of the recall.  Scott will assist AGA in an investigation to determine the cause and extent of the problem.  No FDA or foreign regulatory authority contacts or coordination of any recall activities will be initiated by Scott.

2.17                           Recall Expenses: In the event of a recall because Scott supplied Products that did not conform to the Product Specifications and/or warranties in this Agreement, then Scott will bear all reasonable costs and expenses that are directly related to or associated with such recall.  Recalls for any other reason will be at AGA’s expense.  If each Party contributes to the cause for a recall, the cost will be shared in proportion to each Party’s contribution to said cause.

2.18                           Drug Substance Supply and Use: AGA will supply Drug Substance without charge at Scott’s request in steel 200 cylinders at 300 psi (2.4 lbs. per cylinder) with a CGA 626 valve.  Said Drug Substance shall meet the Drug Substance Specifications.  Transportation costs will be borne by Scott.  Transportation costs will be borne by Scott.  Scott will use the Drug

Substance provided by AGA solely and exclusively for the manufacture of the Products for AGA and for no other purpose.  Included with each shipment of said material will be certificates of analysis, lot identification, and any other necessary raw material documentation.  Scott will maintain a log to accurately reflect the disposition of all Drug Substance supplied by AGA to Scott, and said log will be subject to audit by AGA throughout the Term of this Agreement (as “Term” is defined in Article 5.1 below) and for [**] years following the expiration or termination, for any reason, of this Agreement.

2.20                           Recycling.  Scott shall provide AGA with a mechanism for the disposition of used Product by recycling.

2.21                           Continuance of Supply: Scott agrees to develop contingency plans to ensure continuous supply of the Product to AGA.  In the event that Scott cannot produce the Products from its medical facility located at Plumsteadville, PA (“Primary Location”) for more than [**], Scott will activate manufacturing capabilities at another location (“Secondary Location”).  Scott will ensure that the Secondary Location can produce the Product to the equivalent Product Specifications of the Primary Location, and that it will be able to manufacture the Product in commercial quantities within [**] of activation.

ARTICLE 3 - INSPECTIONS

3.1                                 AGA shall have the right to inspect the Scott manufacturing facility [**] each calendar year, during normal business hours and on [**] days’ prior notice, for the purpose of conducting a quality assurance audit to verify Scott’s compliance with the requirements of this Agreement.  AGA may inspect the Scott manufacturing facility at other times upon request which shall state the reasons for such request.  Scott shall not unreasonably withhold permission for such additional inspections.  These audits may be conducted by AGA or by a consultant retained by AGA or both.  Reasonable efforts will be exerted by AGA or said consultant to ensure that such audits shall not interfere with the normal operation of Scott’s business.

ARTICLE 4 - CONFIDENTIALITY

4.1                                 Confidential Information: Each Party acknowledges that this Agreement may require the disclosure of Confidential Information to the other Party.  The Party receiving Confidential Information (the “Receiving Party”) agrees to maintain the confidentiality thereof during the Term of this Agreement (as “Term” is defined in Article 5.1 below) and for [**] years thereafter and not to use such Confidential Information except in its performance of this Agreement during the same period of the Term and the [**] years thereafter.  For information to be deemed Confidential Information, it must be clearly identified in writing as being of a confidential character by the Party disclosing it (the “Disclosing Party”).  If disclosed orally or visually or by electronic transfer, such Confidential Information shall be orally identified and designated as confidential at the time of disclosure and such identification and designation of confidentiality shall be followed up in writing within [**] days following such oral or visual or electronic disclosure.  The Receiving Party shall use the same level of care to prevent the disclosure, publication or unauthorized use of Confidential Information that it exercises in protecting its own Confidential Information, and shall in any event take all reasonable precautions to prevent the disclosure of Confidential Information to third parties.

4.2                                 Exceptions: The following shall not be considered Confidential Information:

(a)                                  Information which is public knowledge or which becomes public knowledge through no fault of the Receiving Party.

(b)                                 Information which is lawfully obtained by the Receiving Party from a third party not under an obligation of confidentiality to the Disclosing Party.

(c)                                  Information which is in the Receiving Party’s lawful possession, as documented by its records, prior to its initial disclosure by the Disclosing Party.  This exception shall not apply to release either Party from the terms of any confidentiality agreement it entered into prior to the Effective Date of this Agreement.

(d)                                 Information which is independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party.

(e)                                  Information which a Receiving Party is required to disclose to a duly constituted court of law or government agency, provided that the Receiving Party shall give reasonable notice of such requirement to the Disclosing Party and shall make reasonable efforts to obtain confidential treatment therefor.

ARTICLE 5 - TERM AND TERMINATION

5.1                                 Term: This Agreement shall commence on the Effective Date and shall continue in effect for a period of five (5) years (the “Initial Term”) unless terminated in accordance with the provisions hereof.  This Agreement shall automatically renew for successive two (2) year terms thereafter (“Renewal Term(s)”) unless either Party notifies the other in writing not less than one hundred eighty (180) days prior to expiration of the Initial Term or Renewal Term then in effect that it does not wish to renew the Agreement.  The Initial Term and the Renewal Term(s), if any, are herein referred to collectively as the “Term”.

5.2                                 Termination: This Agreement may be terminated by either Party in the event of one of the following:

(a)                                  A material default by the other Party of any obligation hereunder to which such Party was entitled, upon thirty (30) days’ written notice to the defaulting Party, unless the default shall be substantially cured by the defaulting Party prior to the date termination becomes effective, or

(b)                                 immediately upon written notice in the event of the bankruptcy or insolvency of the other Party, unless the trustee in bankruptcy or receiver of such other Party shall within a reasonable time assume this Agreement or otherwise give reasonable assurance of the performance of all covenants, and conditions of the Agreement.

5.3                                 Upon the expiration of this Agreement or termination by Scott, Scott shall continue to honor AGA orders placed by AGA for Products reasonably consistent with prior volume or rolling forecast up to [**] months after the effective date of termination.  AGA shall pay the prices currently in effect under this Agreement (a) upon the date of expiration or (b) upon the date of AGA’s receipt of Scott’s written notice of termination, as the case may be.

5.4                                 Upon termination by AGA, where such termination was not due to any default by Scott, or if Scott terminates this Agreement by reason of AGA’s default, AGA shall purchase Scott’s finished inventory of the Products manufactured on account of AGA’s forecasts on hand upon the date of AGA’s written notice of termination and Scott’s then-current work-in-progress when completed, but not in excess of the next [**] months’ worth of Product, as having been forecast pursuant to Article 2.2, following said date of AGA’s written notice of termination.

ARTICLE 6 - WARRANTIES

6.1                                 Product Warranty: Scott warrants that the Products as delivered to AGA hereunder, shall conform to the Specifications, shall comply with all applicable FDA and equivalent international regulatory agency requirements, and shall be free from manufacturing and workmanship defects under normal care and use for their intended purpose.  The warranty for defects in material and workmanship shall extend for a period of [**] years after delivery of the Product to AGA (“Product Warranty Period”).

6.2                                 THE WARRANTIES SET FORTH IN ARTICLE 6.1 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3                                 Intellectual Property Indemnification: Scott shall indemnify and hold harmless AGA and its officers, directors, employees and shareholders against and from all claims, demands, suits, costs (including reasonable attorneys’ fees and costs of investigation), and actions, in each case with respect to claims that the manufacture and/or sale by Scott of the Products under this Agreement and/or the use by AGA of such Products for the purpose intended under this Agreement, independent of the combination or concurrent sale of the Products with any other component or product, infringes a valid patent right of a third party; provided that no such indemnification shall apply to the extent that the infringement relates to the manufacture, sale, or use of the Drug Substance itself.  AGA shall indemnify and hold harmless Scott and its officers, directors, employees and shareholders against and from all claims, demands, suits, costs (including reasonable attorneys’ fees and costs of investigation) and actions in each case with respect to (a) claims that the sale and/or use in commerce of the Product by AGA infringes any trademark right of a third party; and (b) claims that the manufacture and/or sale by AGA of the Drug Substance under this Agreement, and/or the use by Scott of the Drug Substance for the purpose intended under this Agreement, independent of the combination or concurrent sale of the Drug Substance with any other component or product, infringes a valid patent right of a third party.

6.4                                 Indemnification Against Product Liability: Except with respect to damages or injuries covered by indemnification under the next sentence, Scott shall indemnify and hold harmless AGA and its Affiliates, and AGA’s and its Affiliates’ officers, directors, employees and shareholders, against and from all claims, demands, suits, costs (including reasonable attorneys’ fees and costs of investigation), and actions in each case with respect to damages to property or injuries to persons that may be sustained by any third party on the basis of a defect in the manufacture or supply of the Products by Scott under this Agreement.  AGA shall indemnify and hold harmless Scott and its Affiliates, and Scott’s and its Affiliates’ officers, directors, employees and shareholders, against and from all claims, demands, suits, costs (including reasonable attorneys’ fees), and actions in each case with respect to damages to property or injuries to persons that may be sustained by any third party on the basis of a defect in the manufacture or supply of Drug Substance.

6.5                                 Insurance and Certain Matters Relating to Indemnification: Each Party shall maintain at its own expense, a product liability policy of not less than five million U.S. dollars (U.S. $5,000,000.00) per incident with respect to bodily injury and one million U.S. dollars (U.S.  $1,000,000.00) per incident with respect to property damage to support its obligation hereunder to indemnify and hold the other Party harmless from any and all costs, expenses and liabilities arising out of any damage or injury (including loss of life) attributable to any improper act on the part of the indemnifying Party in the manufacture or supply of the Product.  The Parties shall furnish to each other a certificate of insurance demonstrating compliance with this Article 6.5 for information only and neither Party shall have the right or responsibility to review such policy or to determine the adequacy thereof.  An indemnified Party shall promptly advise of any and all such actions or suits brought against the indemnified Party and should an indemnified Party desire to have its own counsel participate in any such action or suit the cost of such counsel shall be borne exclusively by the indemnified Party.

6.6                                 Continuing Obligation: The obligation of the Parties set forth in this Article 6 shall continue notwithstanding the expiration or termination, for any reason, of this Agreement.

6.7                                 LIMITATIONS OF LIABILITY: EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN SECTIONS 6.3 AND 6.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, OR STRICT OR ABSOLUTE LIABILITY OR OTHERWISE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF WHATSOEVER NATURE.

ARTICLE 7 - GENERAL PROVISIONS

7.1                                 Assignment: This Agreement may not be assigned or subcontracted by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that assignment of this Agreement shall not release the assigning Party from any of its obligations hereunder.

7.2                                 Notice: Any notices permitted or required to be given hereunder shall be effective if they are delivered personally, by certified mail (return receipt requested), by overnight air courier (with return receipt), or by facsimile machine (with proof of transmission) and delivered:

in the case of AGA, to:

President and CEO
INO Therapeutics, Inc.
54 Old Highway 22
Clinton, NJ 08809

and in the case of Scott, to:

Vice President/General Manager
Scott Medical Products, Inc.
6141 Easton Road, Building 3
P.O. Box 310
Plumsteadville, Pennsylvania 18949-0310

Notices may be sent to any changed address or changed titleholder of any of the above of which the sender has actual knowledge.

7.3                                 Integration: This Agreement represents the entire agreement of the Parties with respect to its subject matter, and supersedes any and all prior agreements, understandings, promises, and representations by any Party to any other respecting its subject matter.

7.4                                 No Brokers: No Party to this Agreement employed any broker or agent in connection with this transaction or its subject matter.

7.5                                 Captions and Exhibits: All captions contained in this Agreement are inserted for convenience or reference only and shall not be deemed a part of this Agreement.  The Exhibits are incorporated into and deemed a part of this Agreement.

7.6                                 Severability: If any provision of this Agreement is held unenforceable, the provision shall be regarded as severable from this Agreement and the remaining provisions shall remain in full force and effect.

7.7                                 Status of the Parties: AGA and Scott shall not be deemed to be partners, joint venturers or one another’s agents, and neither shall have the right to act on behalf of the other except as expressly provided herein or otherwise expressly agreed in writing.

7.8                                 Waiver: The failure or neglect of AGA or Scott to enforce the terms and conditions of this Agreement shall not be deemed a waiver thereof nor shall it be deemed a condonation of any breach.  Such failure or neglect shall not be deemed a waiver or condonation of any later breach.  All remedies under this Agreement are cumulative and are not exclusive of other remedies.

7.9                                 Force Majeure: Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for the payment of any sums owing hereunder, when such failure or delay is caused by or results from causes beyond the reasonable foreseeability and control of the affected Party including but not limited to such causes attributable to fire, floods, earthquakes, shortages, failure or delays of energy, materials, supplies or equipment, breakdowns in machinery or equipment, embargoes, wars, acts of war (whether war be declared or not), insurrection, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.  In the event of a force majeure adversely affecting Scott’s ability to supply Product, AGA shall be relieved of the exclusivity provisions of Article 2.3 during the pendency of said force majeure.

7.10                           Amendment:  This Agreement may only be amended by a writing signed by officers of the respective Parties hereto and expressly designated as an amendment to this Agreement.

7.11                           Binding Effect, Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their subsidiaries, divisions, business units, successors and permitted assigns.

7.12                           Choice of Law: This Agreement shall be construed in accordance with the laws of the State of New Jersey without giving effect to its choice of law provisions.

7.13                           Counterparts: This Agreement may be executed in counterparts, to be evidenced by the simultaneous (within physical limits) exchange of signature pages (telefaxed if necessary) and confirmatory cover letters, and the counterparts together shall be regarded as a single instrument binding on the Parties.

WHEREFORE, the Parties have executed this Agreement as of the date of the latest signature below.

AGA AB		SCOTT MEDICAL PRODUCTS, INC.

By:	/s/ illegible	By:	Thomas W. Barford

Title:	Exe. Vice Pres.	Title:	Vice President & General Manager

Date:	1999-09-15	Date:	9-15-99

Exhibit A
Product Specifications

Nitric Oxide Calibration Gas
Product	Nitric Oxide Calibration Gas
Scott Product Code	03047041IT-6
Composition	45 ppm Nitric Oxide, bal Nitrogen
Blend Tolerance	+/-2% relative
Analytical Tolerance	+/-2% relative
Stability Tolerance	+/-4% relative
Cylinder	Scotty VI
Cylinder Capacity	57 Liters at 500 psig, 70’F
Cylinder Treatment	Aculife
Valve	CGA 625
Label	As provided
Packaging	Single white box
Shelf life:	Minimum one year, extended as available

Nitrogen Dioxide Calibration Gas
Product	Nitrogen Dioxide Calibration Gas
Scott Product Code	03046069IT-6
Composition	10 ppm Nitrogen Dioxide, bal Air
Blend Tolerance	+/-5% relative
Analytical Tolerance	+/-5% relative
Stability Tolerance	+/-10% relative
Cylinder	Scotty VI
Cylinder Capacity	57 Liters at 500 psig, 70’F
Cylinder Treatment	Aculife/Megalife
Valve	CGA 625
Label	As provided
Packaging	Single white box
Shelf life:	Minimum one year, extended as available

Exhibit A
Product Specifications, continued

INOcal Regulator
Product: Calibration Regulator
Scott Product Code: 0305138M625
Material of Construction:
Body	Stainless Steel
Wetted Parts	Teflon, Viton
Flow range:	300-550 SCCM
Supply Pressure range:	60-550 psig
Labeling:	Part number, manufacturer date code/serial number, country of manufacture
Gauge:	Custom
Inlet:	CGA 625
Outlet:	1/8” Hose Barb

INOcal Tubing
Scott Product Code: 0305INOTUBE
Components:	3 equal lengths of 3” Silicon Rubber tubing,
1 Luer fitting
1 Plastic Check valve
1 T-fitting
Assembly:	Assembled in t-configution, check valve vent out

Complete Kit- Case

Scott Product Code: 0305ITCALKIT

One Nitric Oxide Calibration Gas

One Nitrogen Dioxide Calibration Gas

2 INOcal regulators

2 Tubing sets

1 Instruction sheet

Packaged in hard sided case with INO label

Complete Kit-Boxed

Scott Product Code: 0305ITCALKITBX

Same as Complete Kit-Case, except packaged in box instead of case

Exhibit B

Drug Substance Specifications

Pure Nitric Oxide Drug Substance

Product purity:	98% Minimum Purity
Cylinder:	A(200) size
Valve:	CGA 660/626, no safety
Pressure:	300 psi
Contents:	2.4 lbs/cylinder
Maximum impurities:
NO2	< 625 ppm
SO2	< 100 ppm
N2O	< 10,000 ppm
CO2	< 7,500 ppm
N2 & Ar	<10,000 ppm
Total impurities	<20,000 ppm

Certificate:	Required with each shipment
Analysis:	Verification by validated analytical method required for all impurities

Exhibit C
Pricing

Product Description	SMP Product Code	Price

45 ppm NO, Bal. N2	03047041IT 6	[**]
50 ppm NO, Bal. N2	030246121OH BL	[**]
10 ppm NO2, Bal. Air	03046069IT 6	[**]
15 ppm NO2, Bal. Air	030247008OH BL	[**]
Complete INOcal Kit	0305ITCALKIT	[**]
INOcal Kit - Boxed	0305ITCALKITBX	[**]
INOcal Regulator	0305138M625	[**]
INOcal Tubing set	0305INOTUBE	[**]
INOcal Carrying Case	0305INOCASE	[**]

FIRST AMENDMENT TO SUPPLY AGREEMENT AND ASSIGNMENT

This First Amendment to Supply Agreement and Assignment (“Amendment”) is entered into by and between Scott Medical Products, a division of Scott Specialty Gases, Inc. (“Scott”), AGA AB (“AGA”), and INO Therapeutics LLC (“INO-T’).

WHEREAS, Scott and AGA entered into a Supply Agreement effective September 15, 1999 (the “Agreement”);

WHEREAS, as of the date hereof, the parties have agreed that all of AGA’s right, title and interest in, to and under the Agreement and all of AGA’s rights to any benefits thereunder will be assigned to INO-T in accordance with Section 7.1 of the Agreement; and

WHEREAS, the parties have discussed certain issues relating to the supply of Products; and

WHEREAS, the parties have agreed to modify the terms of the Agreement to specify certain supply and quality Agreement requirements, and AGA’s specific remedies in the event of the failure of Scott to meet the agreed upon requirements.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                                      AMENDMENT TO AGREEMENT

1.1                                 The first sentence of Section 2.2 Estimated Purchases is deleted and replaced with the following:

On or before the [**] day of each month, AGA will provide Scott with a rolling [**] month forecast of its requirements for Products, such forecasts to be considered good-faith estimates only, for planning purposes, and not to be considered as guarantees of the volumes or timing of such requirements; provided that the first [**] months of such rolling forecast shall constitute a firm commitment unless modified by the parties by subsequent written agreement.

1.2                                 Section 2.3 is deleted and replaced with the following:

2.3                                 Exclusivity and Delivery of Products:  Scott shall be AGA’s exclusive worldwide supplier of Products and AGA shall be Scott’s exclusive purchaser of any INOtherapy™ related calibration gases, including the Products, subject to the terms and conditions set forth in this Section 2.3.

Scott shall, at all times during the Term, deliver (as defined by an ex-factory ship date no earlier than [**] days prior to the due date set forth in the applicable purchase order) a minimum of [**] percent ([**]%) of Products, as measured in individual cylinders of calibration gases ordered by AGA in any consecutive [**] month period of time (in accordance with the terms set forth in Sections 2.2 and

2.6, or unless modified by the parties by subsequent written agreement) and that all such Products shall comply with the Product Specifications, including without limitation, packaging, labeling and the inclusion of the Products’ Material Safety Data Sheet (hereinafter the “Delivery Requirements”).

By way of example only, if in a given [**] month period, the firm commitment for Product was [**] cylinders of Product, Scott would be in compliance with the [**] percent ([**]%) requirement if [**] or more cylinders were delivered in a timely manner and in compliance with all Product Specifications.

In order to maintain the [**] percent ([**]%) requirement, Scott agrees to maintain no less than [**] months inventory of Nitrogen filled Scotty-6 cylinders for the production of calibration gas.

At any time that Scott fails to meet the Delivery Requirements (hereinafter a “Supply Default”), then, in addition to any other remedies provided under applicable law or this Agreement, AGA shall have the right, but not the obligation, to purchase Products set forth in such purchase order from a third party.

In addition, in the event of [**] or more Supply Defaults during any consecutive [**] month period of time, then, in addition to any other remedies provided under applicable law or this Agreement, AGA shall have the right, but not the obligation, within [**] days from the occurrence of the last Supply Default, upon [**] days written notice to Scott, to delete its obligation to purchase Products exclusively from Scott.  [**] days following the receipt of such notice, Scott shall be a non-exclusive supplier of Products.

In the event Scott loses its exclusivity, AGA shall continue to purchase from Scott at least [**] percent ([**]%) of its U.S. forecasted requirements (in accordance with the terms set forth in Sections 2.2 and 2.6) during the Term of this Agreement, provided that such Scott deliveries continue to meet the Delivery Requirements (timely, with [**] percent ([**]%) delivered as set forth in Section 2.3 and in compliance with Product Specifications).

During the Term, Scott shall not use, sell, or otherwise dispose of the Products to any person or entity other that AGA or its designee, except that this obligation shall cease upon AGA’s exercise of its right to delete its obligation to purchase Products exclusively from Scott.

1.3                                 Section 2.11 is amended to add the following sentence at the end of Section 2.11:

In the event that Scott, in its discretion, determines that Products must be shipped in a manner other than that set forth in Section 2.8 above for any reason, including, without limitation, for Scott to avoid a Supply Default, Scott shall be responsible for incremental additional shipping costs incurred by AGA over and above those that would have resulted from the Products being shipped in

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accordance with Section 2.8, which costs shall be credited by Scott in full to AGA.

1.4                                 Section 2.15 is amended to add the following sentence at the end of Section 2.15:

For the avoidance of doubt, the remedies set forth in this Section 2.15 are in addition to all other remedies set forth in this Agreement, including, without limitation, the ability of AGA to modify the exclusivity provisions of this Agreement as set forth in Section 2.3, as amended.

1.5                                 Section 2.16 is amended to add the following sentence at the end of Section 2.16:

Notwithstanding the foregoing, nothing in this Section 2.16 shall prohibit Scott from complying with all applicable FDA or equivalent international agency regulations or requirements and all other applicable federal, state and local laws and regulations.

1.6                                 Section 2.21 is amended to add the following sentence at the end of Section 2.21:

Scott agrees to promptly inform AGA in writing of any event or circumstance which could reasonably affect its ability to fulfill the Delivery Requirements of any purchase order.

1.7                                 AGA assigns all right, title and interest in, to and under the Agreement and all of AGA’s rights to any benefits under the Agreement to INO Therapeutics LLC (“INO-T”) in accordance with the terms of Section 7.1 of the Agreement.  INO-T accepts such assignment, and agrees to assume, perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Agreement to performed on and after the effective date of this Amendment.  Scott consents to such assignment.

1.8                                 Section 5.4 is amended to change “but not in excess of [**] months” to “but not in excess of [**] months”.

1.9                                 Section 7.9 is deleted and replaced with the following:

Force Majeure:  Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, including, without limitation, any Supply Default by Scott for purposes of Section 2.3, except for the payment of any sums owing hereunder, when such failure or delay is caused by or results from causes beyond the reasonable foreseeability and control of the affected Party including but not limited to such causes attributable to fire, floods, earthquakes, shortages, failure or delays of energy, materials, supplies or equipment, breakdowns in machinery or equipment, embargoes, wars, acts of war (whether war be declared or not), insurrection, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority or other Party.  In the event of a force majeure adversely affecting Scott’s ability to supply

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Product, AGA shall be relieved of the exclusivity provisions of Article 2.3 during the pendency of said force majeure.

2.                                      EFFECTIVE DATE AND CONTINUING EFFECT OF AGREEMENT

2.1                                 This Amendment shall be effective as of the date it is signed by both parties.

2.2                                 In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

2.3                                 All other terms and conditions of the Agreement shall remain in full force and effect.  All defined terms in this Amendment shall have the same meaning as set forth in the Agreement, unless otherwise defined in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by duly authorized representatives on the dates set forth below.

Scott Medical Products, a division of Scott Specialty Gases, Inc.			AGA AB

By:	Scott Specialty Gases, Inc.

By:	/s/ Linda J. Myrick		By:	/s/ Lars Kallsater
	Name: Linda J. Myrick			Name: Lars Kallsater
	Title: VP/GM Scott Medical Products			Title: Exec. Vice Pres

Date:	November 18, 2004		Date:	Nov 23, 2004

INO Therapeutics LLC

By:	/s/ Dennis Smith
	Name:	Dennis Smith
	Title:	President & CEO

Date:	11-22-04

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SECOND AMENDMENT TO SUPPLY AGREEMENT

This Second Amendment to Supply Agreement (this “Second Amendment”) is entered into this 11th day of March 2008 (the “Second Amendment Effective Date”) by and between Air Liquide Healthcare America Corporation, assignee of Scott Medical Products, a division of Scott Specialty Gases, Inc. (“ALHAC”), and INO Therapeutics LLC (“INO-T”).  The Second Amendment amends the Supply Agreement entered into by and between Scott Medical Products and INO-T dated as of the 15th of September 1999 (the “Supply Agreement”), as amended by the First Amendment to Supply Agreement and Assignment entered into by and between Scott Medical Products and INO dated on or about November 22, 2004 (the “First Amendment”); together with the Supply Agreement, the “Agreement”).

1.             Background.  Section 5.1 of the Agreement provides that notice not to renew the Agreement must be given at least 180 days before the end of the then-current Renewal Term (as defined in the Agreement).  The current Renewal Term is due to end on September 14, 2008 and the next Renewal Term is due to begin on September 15, 2008.  Accordingly, if either party wishes not to renew the Agreement for the next Renewal Term, notice must be given prior to March 14, 2008 (the “Notice Date”).  The parties are currently engaged in discussions regarding possible modifications to the Agreement.  It appears unlikely that the parties will complete those discussions prior to the Notice Date.  Accordingly, the parties wish to defer the Notice Date to a later date to provide the parties with more time to complete their discussions.

2.             Deferral of Notice Date.  The Notice Date is hereby deferred until May 14, 2008.  By way of confirmation only, the parties acknowledge and agree that a notice not to renew for the Renewal Period commencing on September 15, 2008 may be given at any time prior to or on May 14, 2008.

3.             Ratification of Agreement.  Except as set forth in Section 2 of this Second Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.  This Amendment is hereby integrated into and made a part of the Agreement.

4.             Counterparts.  This Second Amendment may be executed in two counterparts, each of which shall be effective as of the Second Amendment Effective Date, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Second Amendment to produce or account for more than one such counterpart.

5.             Execution and Delivery.  This Second Amendment shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto.

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Acknowledged and Agreed to:

	Air Liquide Healthcare America Corporation		INO Therapeutics LLC

By:	/s/ Linda J. Myrick	By:	/s/ Todd L. Dixon
	Signature		Signature

	Linda J. Myrick		Todd L. Dixon
	Printed Name		Printed Name

	VP/GM ALHAC/Scott Medical		V.P. Operations
	Title		Title

	March 11, 2008		12 March 2008
	Date		Date

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THIRD AMENDMENT TO SUPPLY AGREEMENT

This Third Amendment to Supply Agreement (this “Third Amendment”) is entered into this 1st day of October 2008 (the “Third Amendment Effective Date”) by and between Air Liquide Healthcare America Corporation, assignee of Scott Medical Products, a division of Scott Specialty Gases, Inc. (“ALHAC”), on the one hand, and INO Therapeutics LLC (“INO-T”) on the other hand.  The Third Amendment amends the Supply Agreement entered into by and between ALHAC and INO-T dated as of the 15th of September 1999 (the “Supply Agreement”), as amended by the First Amendment to Supply Agreement and Assignment entered into by and between ALHAC and INO-T dated on or about November 22, 2004 (the “First Amendment”) and the Second Amendment to Supply Agreement entered into by and between ALHAC and INO-T dated March 11, 2008 (the “Second Amendment”).  The Supply Agreement, together with the First Amendment and the Second Amendment are collectively referred to herein as the “Agreement”.

1.             Background.  INO-T has expressed to ALHAC that INO-T is concerned that any disruption in the supply of Products (as defined in the Agreement) to INO-T’s customers could have a serious, negative impact on patient safety and also on INO-T’s business.  The parties acknowledge that due to the nature of the Products qualifying and engaging additional suppliers of the Products is a difficult and lengthy process.  In order to limit the potential impact of any disruption in the Products by ALHAC, the parties now wish to further modify the Agreement as set forth in this Third Amendment.

2.             Modification of Section 2.2.  Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

Estimated Purchases:  INO-T will provide ALHAC at the beginning of each month with a rolling [**] month forecast of its requirements for the Products, such forecast to be considered good faith estimates only, for planning purposes, and not to be considered as guarantees of the volumes or timing of such requirements; provided that the first [**] months of such rolling forecast shall constitute a firm commitment unless modified by the Parties by subsequent written agreement.

For the period October 1, 2008 through September 30, 2009, INO-T agrees to purchase not less than [**] cylinders of Products (hereinafter the “Total Cylinders”) and [**] Kits with equivalent quarterly volumes.  Total Cylinders and Kits will include Product sold to Datex-Ohmeda and AGA France.

On a quarterly basis, INO-T agrees to a true-up mechanism to account for Total Cylinders and Kits not purchased.  For the first [**] of the twelve (12) month period, INO-T will agree to purchase the quarterly commitment of [**] Total Cylinders and [**] Kits.  For the [**], INO-T can choose to accept either the balance of Total Cylinders and Kits, or pay the remaining balance.

Annual volume for subsequent years will be reviewed and agreed upon no later than [**] days prior to the start of the next annual period.

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3.             Modification of Section 2.3.  Section 2.3 of the Agreement is hereby amended and restated in its entirety as follows:

Exclusivity and Delivery of Products:  ALHAC shall be INO-T’s non-exclusive worldwide supplier of Products as defined in Exhibit A, including the Nitric Oxide Calibration Gases and Nitrogen Dioxide Calibrations Gases set forth in Exhibit A and made with the Pure Nitric Oxide Drug Substance supplied to ALHAC by INO-T and disclosed in Exhibit B.  INO-T shall be ALHAC’s exclusive purchaser of Nitric Oxide Calibration Gases and Nitrogen Dioxide Calibration Gases made with the Pure Nitric Oxide Drug Substance supplied by INO-T.  However, nothing in this Section 2.3 shall prevent ALHAC from selling calibration gases to third parties provided that the calibration gases sold to third parties are not made with the Pure Nitric Oxide Drug Substance disclosed in Exhibit B, or any Pure Nitric Oxide Drug Substance supplied by INO-T, it’s subsidiaries or affiliates.

ALHAC shall, at all times during the Term, deliver (as defined by an ex-factory ship date no earlier than [**] days prior to the due date set forth in the applicable purchase order) a minimum of [**] percent ([**]%) of Products, as measured in individual cylinders of calibration gases ordered by INO-T in any consecutive [**] month period of time (in accordance with the terms set forth in Sections 2.2 and 2.6, or unless modified by the parties by subsequent written agreement) and that all such Products shall comply with the Product Specifications, including without limitation, packaging, labeling and the inclusion of the Products’ Material Safety Data Sheet (hereinafter the “Delivery Requirements”)

By way of example only, if in a given [**] month period, the firm commitment for Product was [**] cylinders of Product, ALHAC would be in compliance with the [**] percent ([**]%) requirement if [**] or more cylinders were delivered in a timely manner and in compliance with all Product Specifications.

In order to maintain the [**] percent ([**]%) requirement, ALHAC agrees to maintain no less than [**] months inventory of nitrogen-filled Scotty-6 cylinders for the product of calibration gas.

If ALHAC at any time fails to meet the Delivery Requirements in a [**], INO-T’s [**] minimum purchase amounts for Total Cylinders or Kits will not apply for the [**], and the annual true-up be reduced by the [**] amount.  For example, if ALHAC failed to meet the Delivery Requirement for Total Cylinders in the [**], then INO-T would not be required to purchase a total of [**] Total Cylinders in the [**], and the annual requirement would be reduced to [**] Total Cylinders.

Subject to the first paragraph of this subsection, during the Term, ALHAC shall not use, sell, or otherwise dispose of the Products to any person or entity other than INO-T or its designee.

4.             Modification of Section 2.5.  Section 2.5 of the Agreement is hereby amended and restated in its entirety as follows:

Price:  The prices for the Products shall be as set forth in Exhibit C attached hereto and made a part hereof.  Such prices shall remain firm for one (1) year after the Effective Date.

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Thereafter, these prices shall be subject to adjustment annually on the anniversary of such Effective Date, upon the good faith negotiation and agreement of both Parties, and dependent on the volume projection for the subsequent twelve (12) month period.  However, if INO-T’s annual forecast for the following contract year increases by [**]% or more, ALHAC agrees to cap the annual price increase to [**]%.

In the event that INO-T exceeds its forecasted volume of [**] Total Cylinders and [**] Kits during the period from October 1, 2008 until September 30, 2009, the pricing from Exhibit C will be discounted by [**]% for volume in excess of [**] Total Cylinders and [**] Kits.

5.             Modification to Length of Subsequent Renewal Terms.  Any Renewal Terms (as defined in Section 5.1 of the Agreement) of the Agreement commencing after the Third Amendment Effective Date shall be for periods of three years each, instead of two years each as stated in Section 5.1 of the Agreement.  By way of illustration only, the Renewal Term that would commence on September 15, 2008 would end on September 14, 2011, instead of September 14, 2010.

6.             Modification of Exhibit A, B and C.  Exhibits A, B and C to the Agreement are hereby amended and restated in entirety and attached.

7.             Ratification of Agreement.  Except as set forth in Sections 2 through 6 of this Third Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.  This Third Amendment is hereby integrated into and made a part of the Agreement.

8.             Counterparts.  This Third Amendment may be executed in two counterparts, each of which shall be effective as of the Third Amendment Effective Date, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Third Amendment to produce or account for more than one such counterpart.

9.             Execution and Delivery.  This Third Amendment shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto.

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Acknowledged and Agreed to:

Air Liquide Healthcare America Corporation	INO Therapeutics LLC

By: /s/ Larry W. Bohannon	By: /s/ Todd L. Dixon
Signature	Signature

Larry W. Bohannon	Todd L. Dixon
Printed Name	Printed Name

CEO	Vice President, Operations
Title	Title

November , 2008	November 6 , 2008
Date	Date

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Exhibit A - Product Specifications

Nitric Oxide Calibration Gas:
Composition	45 ppm Nitric Oxide, bal Nitrogen
Blend Tolerance	+/- 2% relative
Analytical Tolerance	+/- 2% relative
Stability Tolerance	+/- 4% relative
Cylinder	Scotty VI
Valve	CGA 625
Cylinder Treatment	Aculife
Label	As provided
Packaging	Single white box
Shelf life	Two years

ALHAC P/N	Ikaria P/N	Description	Cylinder Capacity
03047041IT 6	111-119	US Cal Gas	54 liters
03047041ITI 6	111-119	International Cal Gas	54 liters
03047041ITC 6	222-119	Canada Cal Gas	54 liters
03047041ITJ 6	333-119	Japan Cal Gas	47 liters
03047041OP 6	6016-0000-119	Datex-Ohmeda Cal Gas	54 liters

Nitrogen Dioxide Calibration Gas:
Composition	10 ppm Nitrogen Dioxide, bal Air
Blend Tolerance	+/- 5% relative
Analytical Tolerance	+/- 5% relative
Stability Tolerance	+/- 10% relative
Cylinder	Scotty VI
Valve	CGA 625
Cylinder Treatment	Aculife/Megalife
Label	As provided
Packaging	Single white box
Shelf life	Two years

ALHAC P/N	Ikaria P/N	Description	Cylinder Capacity
03046069IT 6	111-120	US Cal Gas	54 liters
03046069ITI 6	111-120	International Cal Gas	54 liters
03046069ITC 6	222-120	Canada Cal Gas	54 liters
03046069ITJ 6	333-120	Japan Cal Gas	47 liters
03046069OP 6	6016-0000-120	Datex-Ohmeda Cal Gas	54 liters

ALHAC P/N	Ikaria P/N	Description
0305138IT625N	000-012	Model 38 Regulator w/spiral wound gage
0305INOREGKITN	000-013	Regulator Kit w/tubing

Exhibit B — Drug Substance Specifications

Method	Test	Specification
QC-0300	Identification	Positive identification is demonstrated if the sample exhibits a peak at 1875.5 ± 0.5 wavenumbers.
QC-0297	Assay	NLT 99.0%
QC-0019	Nitrogen Dioxide	NMT 400 ppm
	Nitrous Oxide	NMT 3,000 ppm
	Carbon Dioxide	NMT 3,000 ppm
QC-0020	Nitrogen	NMT 3,000 ppm
N/A*	Assay (Mass Balance)	NLT 99.0%
QC-0019 + QC-0020	Total Impurities	NMT 10,000 ppm

* Mass balance equation:  100% - (sum of measured impurities), with results rounded to 1 decimal place.

EXHIBIT C - PRICING AMENDMENT

SMP P/N	Description - Gases	INO P/N	Current Price*	New Price **
03046069IT 6	10ppm NO2, Balance Air	111-120	[**]	[**]
03046069ITC 6	10ppm NO2, Balance Air (Canada)	222-120	[**]	[**]
03046069ITI 6	10ppm NO2, Balance Air (International)	111-120	[**]	[**]
03046069OP 6	10pptn NO2, Balance Air (Datex-Ohmeda)	6016-0000-120	[**]	[**]

03047041IT 6	45ppm NO, Balance N2	111-119	[**]	[**]
03047041ITC 6	45ppm NO, Balance N2 (Canada)	222-119	[**]	[**]
03047041ITI 6	45ppm NO, Balance N2 (International)	111-119	[**]	[**]
03047041OP 6	45ppm NO, Balance N2 (Datex-Ohmeda)	6016-0000-119	[**]	[**]

SMP P/N	Description - Equipment	INO P/N	Current Price*	New Price **
0305INOREGKIT	Regulator Kit w/Tubing (Domestic/International) w/current Regulator	000-011	[**]	[**]
0305INOREGKITN	Regulator Kit w/Tubing (Domestic/International) w/new spiral wound gauge	000-013	[**]	[**]

0305138IT625	Model 38 Regulator w/current Regulator	000-010	[**]	[**]
0305138IT625N	Model 38 Regulator w/new spiral wound gauge	000-012	[**]	[**]

0305INOCAL FIT	Fitting Assembly	000-106	[**]	[**]

0303DOCFEE	Documentation Fee for AGA Medical Only	Per P.O	[**]	[**]

* Effective through 9/30/08

** Effective 10/1/08 and firm for 12 months